Exhibit 5.1

May 14, 2012 Unitil Corporation 6 Liberty Lane West Hampton, New Hampshire 03842-1720

Re: Unitil Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Regulatory Counsel for Unitil Service Corp. In my capacity as Chief Regulatory Counsel, I advise and represent Unitil Corporation (the “Company”) and its regulated subsidiaries in a broad range of corporate, business and regulatory matters. As a result, I have current knowledge of the legal activities of the Company. I have served in such capacity in connection with the offering and sale by the Company of an aggregate of 2,400,000 shares of its common stock, no par value, plus up to 360,000 additional shares in connection with the Underwriters’ (as defined below) over-allotment option (the “Shares”) pursuant to a registration statement on Form S-3, as amended, file no. 333-180316 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on April 11, 2012, and a related prospectus (the “Prospectus”) and a prospectus supplement dated as of May 8, 2012 (the “Prospectus Supplement”). The Shares are to be issued pursuant to an underwriting agreement dated May 10, 2012 (the “Underwriting Agreement”) by and among the Company and RBC Capital Markets, LLC for themselves and as representatives of the other underwriters listed in Schedule I thereto (the “Underwriters”).

Gary Epler Chief Regulatory Counsel 6 Liberty Lane West Hampton, NH 03842-1720 Phone: 603-773-6440 Fax: 603-773-6640 Email: epler@unitil.com

In my capacity as Chief Regulatory Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In rendering the opinion set forth herein, I have examined, am familiar with, and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including (i) the Registration

Unitil Corporation

Re: Registration Statement on Form S-3

May 14, 2012

Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New Hampshire, (vi) the Amended and Restated By-Laws of the Company, certified to me by the Secretary of the Company to be true, correct, and complete as of the date hereof, and (vii) certain resolutions of the Board of Directors of the Company and the Executive Committee of the Board of Directors of the Company relating to the Shares and related matters. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as I have deemed necessary or appropriate for the purposes of the opinion rendered herein. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. I have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to the opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, I am of the opinion that when certificates for the Shares have been duly authorized, and when executed, authenticated, issued and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, I express no opinion as to the laws of any jurisdiction other than the New Hampshire Business Corporation Act.

I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 14, 2012, which is incorporated by reference into the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Unitil Corporation

Re: Registration Statement on Form S-3

May 14, 2012

Very truly yours,

/s/ Gary Epler
Gary Epler
Chief Regulatory Counsel

cc: Mark Collin, Senior Vice President, Chief Financial Officer